Exhibit 99.1

Contact:
Sean McHugh
Vice President, Investor Relations & Treasury
(404) 745-2889

Carter’s, Inc. Announces Capital Return Initiatives

•	Board of Directors Authorizes $300 Million Share Repurchase Program

•	Company Initiates $0.16 Per Share Quarterly Dividend

ATLANTA, May 9, 2013 – Carter’s, Inc. (NYSE:CRI), the largest branded marketer in the United States of apparel exclusively for babies and young children, today announced that its Board of Directors has approved a $300 million share repurchase authorization and instituted a quarterly dividend as part of the Company’s strategy to return excess capital to shareholders.

“In recent years, our Board of Directors and management team have been exploring strategies to improve the Company’s capital structure and capital allocation disciplines,” said Michael D. Casey, Chairman and Chief Executive Officer.  “We have built a very profitable business model which has been generating a considerable amount of cash flow. The new share repurchase authorization and initiation of a quarterly dividend reflect our confidence in our growth plans as well as our commitment to return excess capital to our shareholders. In addition to these capital return initiatives, we are planning an unprecedented level of investment in our business this year to support our long-term growth objectives.”

The share repurchase authorization announced today permits the Company to repurchase shares of its common stock up to $300 million, inclusive of approximately $38 million remaining under previous authorizations. Such purchases may be made in the open market or in privately negotiated transactions, with the level and timing of activity being at the discretion of the Company's management depending on market conditions, stock price, other investment priorities, and other factors. These share repurchase authorizations have no expiration date.

The Board authorized a quarterly cash dividend of $0.16 per share to be paid June 14, 2013, for shareholders of record at the close of business on May 31, 2013. The quarterly dividend is the first for Carter’s since becoming a public company in 2003. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by Carter’s Board of Directors based on a number of factors, including the Company’s future financial performance and other investment priorities.

In addition to the actions described above, the Company plans to assess other opportunities to improve its capital structure.

About Carter's, Inc.
Carter's, Inc. is the largest branded marketer in the United States of apparel and related products exclusively for babies and young children. The Company owns the Carter's and OshKosh B'gosh brands, two of the most recognized brands in the marketplace. These brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally. They are also sold through more than 600 Company-operated stores in the United States, Canada, and Japan and on-line at www.carters.com and www.oshkosh.com. The Company's Just One You, Precious Firsts, and Genuine Kids brands are available at Target, and its Child of Mine brand is available at Walmart. Carter's is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.

Cautionary Language
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the Company's expectations regarding future dividends, future operating and financial performance, and capital expenditures as well as other statements qualified by “strategy,” “plans,” “expects,” and words with similar meaning. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Factors that could cause actual results to materially differ include the risks of: the Board not declaring future quarterly dividends; losing one or more major customers; the Company's products not being accepted in the marketplace; changes in consumer preference and fashion trends; negative publicity; the Company failing to protect its intellectual property; the breach of the Company's consumer databases; increased production costs; deflationary pricing pressures; decreases in the overall level of consumer spending; disruptions resulting from the Company's dependence on foreign supply sources; the Company's foreign supply sources not meeting the Company's quality standards or regulatory requirements; disruption to the Company's eCommerce business or distribution facilities due to the planned transition or otherwise; disruptions in the Company's supply chain or in-sourcing capabilities resulting from sourcing through a single port or otherwise; the loss of the Company's principal product sourcing agent; increased competition in the baby and young children's apparel market; the Company being unable to identify new retail store locations or negotiate appropriate lease terms for the retail stores; the Company not adequately forecasting demand, which could, among other things, create significant levels of excess inventory; failure to achieve sales growth plans, cost savings, and other assumptions that support the carrying value of the Company's intangible assets; not attracting and retaining key individuals within the organization; failure to implement needed upgrades to the Company's information technology systems; disruptions resulting from the Company's transition of distribution functions to its new Braselton facility; charges related to the consolidation of certain Company offices into a new headquarters facility in Atlanta, Georgia being greater than estimated; the office consolidation not being completed during the expected time frame; the Company not achieving the expected benefits of the office consolidation; being unsuccessful in expanding into international markets and failing to successfully manage legal, regulatory, political and economic risks of international operations, including maintaining compliance with world-wide anti-bribery laws. Many of these risks are further described in the most recently filed Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission under the headings "Risk Factors" and "Forward-Looking Statements." The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.